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               [LETTERHEAD OF SIMPSON THACHER & BARTLETT]



                                                        November 13, 1997

The Warnaco Group, Inc.
90 Park Avenue South
New York, New York  10016

Ladies and Gentlemen:

             With respect to the Registration Statement on Form S-4 (the "Registration Statement") of The Warnaco Group, Inc., a Delaware corporation (the "Company"), relating to the issuance of shares of its Class A Common Stock, par value $.01 per share (the "Common Stock"), pursuant to an Agreement and Plan of Merger, dated as of September 25, 1997 (the "Merger Agreement"), by and among the Company, WAC Acquisition Corporation, a Delaware corporation, and Designer Holdings Ltd. , a Delaware corporation ("Designer Holdings"), we are of the opinion that when the shares of Common Stock to be issued to the stockholders of Designer Holdings pursuant to the Merger Agreement (the "Shares") have been issued in accordance with the Merger Agreement and in the manner contemplated by the Registration Statement (including the declaration and maintenance of the effectiveness of the Registration Statement and the obtaining and maintenance of all requisite corporate, governmental and other authorizations), the Shares will be legally issued, fully paid and nonassessable.

             We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law.

             We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm appearing in the Registration Statement under the caption "Legal Matters".

                                               Very truly yours,

                                                /s/ SIMPSON THACHER & BARTLETT

                                               SIMPSON THACHER & BARTLETT


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